                                                                          EXHIBIT 19
HIGHLIGHTS (Unaudited)
(Dollars in thousands, except per share amounts)


                               Three Months Ended June 30,          Six Months Ended June 30,         Twelve Months Ended June 30,

                                                 % Increase                           % Increase                        % Increase
                               1995         1994  (Decrease)        1995         1994  (Decrease)     1995         1994  (Decrease)
Revenues and sales           $786,476     $728,898       8      $1,550,091   $1,431,322       8    $3,046,445   $2,646,896      15
Net income                   $ 98,104     $ 76,187      29      $  176,727   $  148,073      19    $  300,407   $  283,105       6
Primary earnings per average
  common share outstanding       $.52         $.40      30            $.93         $.78      19         $1.58        $1.49       6

Excluding gain on disposal or
  exchange of assets, write-
  down of assets and other:
  Net income                 $ 81,497     $ 76,187       7      $  160,120   $  148,073       8    $  316,023   $  283,126      12
  Earnings per share             $.43         $.40       8            $.84         $.78       8         $1.66        $1.49      11

Average common shares
  including equivalents   189,874,000  189,387,000       -     189,948,000  189,488,000       -   189,640,000  188,866,000       -
Annual dividend rate
  per common share               $.96         $.88       9
Total assets                                                                                       $4,921,398   $4,418,415      11
Telephone access lines                                                                              1,650,004    1,616,741       2
Cellular customers                                                                                    568,098      360,493      58


BUSINESS SEGMENTS (Unaudited)
(Dollars in thousands)


                               Three Months Ended June 30,         Six Months Ended June 30,          Twelve Months Ended June 30,

                                                 % Increase                         % Increase                          % Increase
                               1995       1994   (Decrease)      1995         1994   (Decrease)       1995       1994   (Decrease)
REVENUES AND SALES:
  Telephone                $302,545   $295,367        2     $  605,071   $  589,659        3     $1,193,689   $1,117,391        7
  Information services      227,904    215,423        6        446,217      415,215        7        892,502      771,357       16
  Product distribution      116,216    105,391       10        229,706      208,026       10        458,323      388,358       18
  Cellular                  103,366     68,443       51        192,085      128,517       49        350,914      229,926       53
  Other operations           36,445     44,274      (18)        77,012       89,905      (14)       151,017      139,864        8
    Total                  $786,476   $728,898        8     $1,550,091   $1,431,322        8     $3,046,445   $2,646,896       15


OPERATING INCOME:
  Telephone                $106,672   $100,395        6     $  214,570   $  201,954        6     $  412,823   $  385,901        7
  Information services       29,040     34,397      (16)        56,585       63,726      (11)       122,624      121,282        1
  Product distribution        7,208      5,765       25         14,343       11,154       29         27,109       18,968       43
  Cellular                   33,032     21,825       51         54,496       36,949       47        102,202       63,165       62
  Other operations            1,755      4,329      (59)         4,123        8,978      (54)        10,415       13,668      (24)
  Corporate expenses         (7,924)    (4,803)      65        (12,796)     (10,576)      21        (22,171)     (21,693)       2
    Total                  $169,783   $161,908        5     $  331,321   $  312,185        6     $  653,002   $  581,291       12


CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands, except per share amounts)


                                                   Three Months                  Six Months                      Twelve Months
                                                  Ended June 30,               Ended June 30,                    Ended June 30,

                                                1995         1994           1995           1994             1995           1994
REVENUES AND SALES                            $786,476     $728,898      $1,550,091     $1,431,322       $3,046,445     $2,646,896

COSTS AND EXPENSES:
   Cost of products sold                       114,826      101,198         229,895        198,604          453,369        361,753
   Operations                                  346,690      327,164         682,480        646,797        1,327,934      1,187,807
   Maintenance                                  36,993       38,138          74,151         73,380          152,019        141,961
   Depreciation and amortization               100,557       84,576         197,031        167,504          391,490        311,617
   Taxes, other than income taxes               17,627       15,914          35,213         32,852           68,631         62,467
   Total costs and expenses                    616,693      566,990       1,218,770      1,119,137        2,393,443      2,065,605

OPERATING INCOME                               169,783      161,908         331,321        312,185          653,002        581,291

Other income, net                                 (178)      (3,058)          1,398         (4,340)            (326)        (3,181)
Interest expense                               (37,896)     (34,510)        (75,028)       (65,995)        (146,153)      (118,507)
Income before gain on disposal or
   exchange of assets, write-down
   of assets, other, and income taxes          131,709      124,340         257,691        241,850          506,523        459,603
Gain on disposal or exchange of assets,
   write-down of assets and other               25,927           --          25,927             --          (28,230)        27,390

Income before income taxes                     157,636      124,340         283,618        241,850          478,293        486,993
Federal and state income taxes                  59,532       48,153         106,891         93,777          177,886        203,888

Net income                                      98,104       76,187         176,727        148,073          300,407        283,105
Preferred dividends                                279          317             596            627            1,201          1,396

Net income applicable to common shares        $ 97,825     $ 75,870      $  176,131     $  147,446       $  299,206     $  281,709

PRIMARY EARNINGS PER SHARE:                       $.52         $.40            $.93           $.78            $1.58          $1.49



CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Dollars in thousands)


                                                       Six Months                Twelve Months
                                                     Ended June 30,              Ended June 30,
                                                      1995         1994      1995          1994
NET CASH PROVIDED BY OPERATING ACTIVITIES         $305,149     $246,344      $639,682    $  541,628

CASH USED IN INVESTING:
  Additions to property, plant and equipment       279,451      256,360       619,203       491,908
  Purchase of subsidiaries,
    net of cash acquired                                --           --            --       443,000
  Sale of property                                 (84,828)          --       (84,828)           --
  Additions to investments                          17,276        1,676        25,064         7,069
  Other, net                                        27,577       15,811        61,393        77,871
    Net cash used in investing activities          239,476      273,847       620,832     1,019,848

CASH (PROVIDED) USED IN FINANCING:
  Dividends on preferred and common stock           91,122       83,196       177,962       162,489
  Reductions in long-term debt                      32,874      135,386        45,272       197,050
  Long-term debt issued                            (36,385)    (265,853)     (175,415)     (824,108)
  Common stock issued                               (9,192)      (3,117)      (22,925)       (4,939)
  Other, net                                           381          (73)       11,824         3,248
    Net cash (provided) used in
      financing activities                          78,800      (50,461)       36,718      (466,260)

Increase (decrease) in cash
  and short-term investments                       (13,127)      22,958       (17,868)      (11,960)

CASH AND SHORT-TERM INVESTMENTS:
  Beginning of period                               26,098        7,881        30,839        42,799
  End of period                                   $ 12,971     $ 30,839      $ 12,971    $   30,839




  CONSOLIDATED BALANCE SHEETS (Unaudited)


  ASSETS (Dollars in thousands)
                                                  June 30,       Dec. 31,       June 30,
                                                    1995           1994           1994
  CURRENT ASSETS:
     Cash and short-term investments             $   12,971     $   26,098     $   30,839
     Accounts receivable                            549,342        533,244        466,195
     Materials and supplies                          28,998         24,348         27,203
     Inventories                                     89,229         94,458         69,621
     Prepaid expenses                                21,827         14,579         18,269
     Total current assets                           702,367        692,727        612,127

  Investments                                       444,645        332,748        296,194
  Excess of cost over equity
     in subsidiary companies                        496,676        494,861        495,287

  PROPERTY, PLANT AND EQUIPMENT:
     Telephone                                    3,726,433      3,756,894      3,600,850
     Information services                           405,448        380,182        334,628
     Cellular                                       399,326        324,258        250,157
     Other                                           30,408         25,011         22,993
     Under construction                             264,120        210,496        242,958
     Total property, plant and equipment          4,825,735      4,696,841      4,451,586
     Less accumulated depreciation                1,823,930      1,733,610      1,677,306
     Net property, plant and equipment            3,001,805      2,963,231      2,774,280

  OTHER ASSETS                                      275,905        230,311        240,527

  TOTAL ASSETS                                   $4,921,398     $4,713,878     $4,418,415




LIABILITIES AND SHAREHOLDERS' EQUITY

                                                  June 30,       Dec. 31,       June 30,
                                                    1995           1994           1994
CURRENT LIABILITIES:
   Current maturities of long-term debt          $   38,722     $   51,676     $   56,580
   Accounts payable                                 226,939        259,723        225,412
   Advance payments and customers' deposits          63,049         57,042         63,754
   Accrued taxes                                     57,528         21,171         43,151
   Accrued dividends                                 45,195         45,158         41,736
   Other current liabilities                        139,128        170,845        155,956
   Total current liabilities                        570,561        605,615        586,589

DEFERRED CREDITS:
   Investment tax                                    26,556         31,077         35,031
   Income taxes                                     452,612        385,469        346,741
   Total deferred credits                           479,168        416,546        381,772

Long-term debt                                    1,836,197      1,846,150      1,714,057
Other liabilities                                   248,270        212,369        162,578
Preferred stock, redeemable                           7,513          7,829          8,046

SHAREHOLDERS' EQUITY
   Preferred stock                                    9,287          9,320          9,358
   Common stock                                     188,887        187,981        187,851
   Additional capital                               347,698        339,436        337,072
   Unrealized holding gain on investments           144,039         84,275         63,848
   Retained earnings                              1,089,778      1,004,357        967,244
   Total shareholders' equity                     1,779,689      1,625,369      1,565,373

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY       $4,921,398     $4,713,878     $4,418,415


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.    FINANCIAL STATEMENT PRESENTATION:

      The consolidated financial statements at June 30, 1995 and 1994 and for the three, six and twelve month periods then ended are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods.

2.    PENDING SALE OF CERTAIN TELEPHONE PROPERTIES:

      In November 1994, the Company signed definitive agreements to sell certain telephone properties serving approximately 113,000 access lines in Arizona, California, Nevada, New Mexico, Oregon, Tennessee, Utah and West Virginia to Citizens Utilities in exchange for approximately $290 million in cash, assumed debt and 3,600 access lines in Pennsylvania. In addition, the Company signed a long-term agreement to provide information processing services for the telephone operations of Citizens Utilities. The sale of the telephone properties in Oregon and West Virginia was completed at the end of the second quarter and resulted in a pre-tax gain of $30.9 million. The sale of the remaining telephone properties will be completed on a state-by-state basis as necessary regulatory approvals are obtained. The Company expects to complete the sale of the remaining properties by the end of 1995, assuming the required regulatory approvals are received and that all other conditions and requirements are satisfied. Once completed, this transaction will result in the Company's telephone operating subsidiaries serving approximately 1.5 million access lines in 14 states. Net proceeds from this transaction will be used to reduce the Company's outstanding long-term debt. The operations of the telephone properties to be disposed of represented approximately 4 percent of the Company's revenues and approximately 6 percent, 6 percent and 9 percent of the Company's net income for the three, six and twelve month periods ended June 30, 1995, respectively.

To ALLTEL STOCKHOLDERS:

ALLTEL Corporation recently announced its financial results for the period ended June 30, 1995.
         Second quarter earnings were 52 cents per share, compared to 40 cents per share a year ago. Net income was $98,104,000, compared to $76,187,000 in the second quarter of 1994. Revenues and sales were $786,476,000, up from $728,898,000 in the corresponding quarter of 1994.
         The 1995 second quarter results include a net after-tax gain of $17 million or 9 cents per share, resulting from the previously announced sale of ALLTEL's West Virginia and Oregon telephone operations. Excluding the gain, net income from operations was $81,497,000, and earnings per share were 43 cents, up 8 percent from the second quarter of 1994.
         Earnings per share for the six months ended June 30, 1995 were 93 cents, compared to 78 cents a year ago. Net income was $176,727,000, compared to $148,073,000 in the year-ago period. Revenues and sales were $1,550,091,000, up from $1,431,322,000 in 1994.
Excluding the net gain from the sale of telephone properties, net income and earnings per share rose 8 percent to $160,120,000 and 84 cents, respectively, from the prior-year period.
         Telephone, which showed a modest increase in revenues, posted solid gains in operating income - reflecting the impact of ALLTEL's ongoing productivity and cost-control efforts.
         Cellular continues to be the primary driver of the Company's earnings growth, with revenues and operating income up 51 percent. The first quarter surge in sales, which temporarily reduced first quarter margins, contributed to the strong earnings growth in the second quarter.
         Information Services' results included an approximately $3 million, one-time charge relating to a workforce reduction of 200 employees announced in June. Excluding this one-time charge, results from operations reflect a solid improvement over the first quarter.

ALLTEL NAMED TO FORTUNE 500

For the first time, ALLTEL is included in Fortune 500, Fortune magazine's ranking of the largest corporations in America.
         This year, the Fortune 500, which had been limited to industrial firms, began including service companies, in recognition of the increasingly important role these companies play in the economy.
         ALLTEL ranked 384 in revenues, 216 in profits and 285 in assets. In the area of total return to investors, the Company placed 160.

McHENRY NAMED PRESIDENT-COMMUNICATIONS SERVICES

Carroll D. McHenry has been appointed to the newly created position of president-communication services of ALLTEL Corporation. In his new position, McHenry - who previously served as president of ALLTEL's cellular subsidiary, ALLTEL Mobile - is responsible for ALLTEL's communications sector business units, including local telephone and related businesses, as well as cellular and other wireless interests.
         In a related matter, Dennis Whipple has been appointed to succeed McHenry as president of ALLTEL Mobile.

BOARD DECLARES REGULAR QUARTERLY DIVIDENDS

ALLTEL's Board of Directors has declared regular quarterly dividends on the Company's common stock. The 24 cent dividend is payable Oct. 3, 1995 to stockholders of record as of Sept. 11, 1995.
         Regular quarterly dividends were also declared on all series of the Company's preferred stock. Preferred dividends are payable on Sept. 15, 1995 to stockholders of record as of Aug. 25, 1995.




/s/ Joe Ford
Joe T. Ford,
Chairman, President and Chief Executive Officer
July 20, 1995